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                              N E W S R E L E A S E
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                                                      FIRSTCITY
                                                      FINANCIAL CORPORATION
                                                      Suzy W. Taylor
                                                      P.O. Box 105
                                                      Houston, Texas 77001
                                                      (713) 652-1810


            FirstCity Announces Management Changes at Mortgage Corp.

         Houston, Texas, August 21, 1998... FirstCity Financial Corporation today announced that Rick R. Hagelstein, Executive Vice President and Director of Subsidiary Operations, has been named Chairman and CEO of FirstCity Financial Mortgage Corporation, the company's conventional residential origination and servicing subsidiary. Mr. Hagelstein replaces Richard J. Gillen who has elected to retire. Mr. Gillen will continue to serve on the company's board of directors.

         FirstCity's Chairman and CEO James Hawkins said, "Harbor Mortgage has experienced unprecedented growth since its merger with FirstCity in July, 1997. Under Dick's management, quarterly production levels are now three times the 1997 levels and the servicing platform has grown to nearly $10 billion. The challenge facing us now is to manage this growth at Harbor to ensure that FirstCity's capital is deployed to its most profitable uses."

           Mr. Hagelstein added, "We have a dedicated team of mortgage professionals who recognize the opportunities we have at this time to center our attention on the things we do extremely well. Dick Gillen, as he grew Harbor over the years, provided us with a solid foundation upon which to build a tight, focused business."

         FirstCity is a diversified financial services company with operations dedicated to mortgage lending, portfolio asset acquisition and resolution and consumer lending through over 90 offices in the US and with affiliate organizations in Europe and Mexico. Its common (FCFC) and preferred (FCFCP and FCFCO) stocks are listed on the NASDAQ National Market System.